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                                                                      EXHIBIT 23


                               CONSENT OF KPMG LLP

The Board of Directors
Spiegel, Inc.:

We consent to incorporation by reference in the registration statements No. 33-69937, 33-19663, 33-32385, 33-38478, 33-44780, 33-56200 and 33-51755 on Form
S-8 of Spiegel, Inc. of our reports dated February 14, 2001, relating to the consolidated balance sheets of Spiegel, Inc. and subsidiaries as of December 30, 2000 and January 1, 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 30, 2000, and related financial statement schedule, which reports appear in the December 30, 2000 annual report on Form 10-K of Spiegel, Inc.

                                          /s/ KPMG LLP
                                          KPMG LLP




Chicago, Illinois
March 30, 2001



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